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ANALYST CONTACT:                        MEDIA CONTACT:
Bill Solomon, CFO                       Nora Donnelly
214/754-6620                            Corporate Communications
                                        214/754-6603

Creative Printing Solutions Acquired by Precept Business Services Inc.

DALLAS--Sept. 8, 1998--$16 Million Distributor of Printed Business Products Expands Precept's Capabilities in New England

Precept Business Services Inc. (NASDAQ:PBSIA), the nation's largest independent distributor of printed business products and document management services, today announced that it has acquired Creative Printing Solutions ("Creative"), which is headquartered in Bangor, Maine.

With annual sales of approximately $16 million, Creative is a leading provider of printed products, distribution services and information solutions to business customers throughout the New England states. The company has three sales/distribution offices in Maine and two in Massachusetts. According to the industry publication Business Forms, Labels & Systems Magazine, Creative is the 28th largest independent distributor of business forms in the United States.

"The merger with Creative will solidify Precept's presence throughout New England and will complement our recent acquisition of Boston-based InfoGraphix Inc.," commented David Neely, chairman and chief executive officer of Precept Business Services Inc. "We expect the merger with Creative to have a positive influence upon Precept's earnings per share in the current fiscal year." Following completion of the merger, Steve Bazinet and Ed Curtis will continue to oversee operations at Creative, which is the leading distributor of business forms and document management services in northern New England.

"During the past five months, Precept has acquired or merged with three of America's top 30 business forms companies with total revenues of approximately $61 million, according to rankings published by Business Forms, Labels & Systems Magazine," continued Neely. "While we still need to establish a presence in selected geographic markets, Precept is aggressively executing its strategy of consolidating the $20 billion business products and document management services industry on a national scale."

Precept Business Services Inc. is the nation's largest and only nationwide independent distributor of printed business products and document management services. The company also provides corporate transportation services in Texas, New York, Ohio and Michigan. Recent acquisitions have diversified the company's revenue base and positioned Precept as a consolidator within the $20 billion printed business products and document management services industry and the $4 billion corporate transportation industry. The company is headquartered in Dallas, Texas and its common stock is traded on NASDAQ under the symbol "PBSIA".

This press release includes statements which may constitute "forward-looking" statements,

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usually containing the words "believe," "estimate," "project,"
"expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the company's products in the marketplace, competitive factors, dependence upon third-party vendors and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.